EXHIBIT 99.2
OPENTV CORP.
Q2 2007 Investor Conference Call
Transcript of Prepared Remarks
August 2, 2007
2:00 p.m. PST
Operator
     Good day, ladies and gentlemen. Thank you very much for your patience and welcome to the second quarter 2007 OpenTV Corp. earnings conference call. My name is Bill. I’ll be your conference coordinator today. [Operator instructions] I would now like to turn the call over to the host, Mr. Mark Beariault, General Counsel. Please proceed.
Mark Beariault — OpenTV Corp. — General Counsel
     Thank you, operator. Good afternoon and welcome to OpenTV’s second quarter 2007 financial results call.
     I’d like to remind you that, during this call, members of OpenTV’s management in addition to discussing the actual results of this past quarter will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.
     For example, statements regarding forecasted growth of the markets for our products, our ability to expand our product offerings and extend them into new markets, such as DTT, IPTV and mobile, and our ability to maintain the momentum in our revenue growth and to achieve positive net income, are all forward-looking statements. For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K filed with the Securities and Exchange Commission on March 15, 2007 and any updates to those risk factors contained in our quarterly reports on Form 10-Q and the other documents that we file from time to time with the SEC.
     Those documents and reports can be viewed on the investor relations page of our Web site. We undertake no obligation to update or revise any of our forward looking statements, whether as a result of new information, future events, or otherwise.
     In addition, during this call we will also refer to certain non-U.S. GAAP financial measures, such as adjusted EBITDA and billings, which management believes are helpful in understanding our business and performance. We’ve included a reconciliation of those measures to U.S. GAAP measures in our earnings release which was issued earlier today and on the investor relations page of our Web site. We will also make available a web cast replay of this conference call on our Web site. With that, I’ll turn the call over to Shum Mukherjee, Executive Vice President and Chief Financial Officer of OpenTV.
Shum Mukherjee — OpenTV Corp. — EVP, CFO
     Thank you, Mark. Good afternoon and thank you for joining us for our conference call to discuss results for the second quarter of 2007. Our CEO, Alan Guggenheim, is with me and after our prepared comments we will get right to your questions.
     Second quarter revenues were $24.3 million, an increase of 3% over Q2 2006 revenues. On a sequential basis, second quarter revenues were 8% below Q1 07. This decline of Q2 revenues over Q1 revenues is consistent with our experience in prior years — in 2005 Q2 revenues were also 8% below Q1, and in 2006 Q2 revenues were 5% below Q1. Revenues were $50.7 million for the first six months of 2007, an increase of 4% over revenues of $48.6m in the first half of 2006. Revenues in the first half of 2006 included revenues of $1.7m for our betting and gaming business and revenues of $900K related to services for NASCAR, both of which were discontinued in late 2006. Excluding these items, first half revenues in 2007 were up 10 percent compared to 2006.

     Billings in Q2 of 2007 were $25.7m, up 4% from billings of $24.6m in Q2 of 2006. Excluding the impact of billings related to gaming business and NASCAR, billings in Q2 07 were up 10% compared to 2006. Billings in the first half of 2007 were $57.9m, up 22% over the corresponding period in the prior year.
     In our Middleware segment, revenues were up 9% over Q2 2006 but revenues in both our Applications and Betting Corp segments declined compared to Q2 2006. Revenues in the applications segment were $4.2m, a decrease of $500K or 11% below Q206, reflecting lower PlayJam revenues of $500K and the termination of our NASCAR application contract in Dec 2006 which had generated revenues of $600K in Q2 06. Excluding these items, revenues in the Applications segment were up by $600K compared to Q2 06, primarily reflecting higher advertising revenues of $600K. Revenues in our Betting Corp segment were down by $600K compared to Q2 06 primarily resulting from the sale of our Play Monte Carlo business in Q4 06.
     Deferred revenue at the end of Q2 2007 was $32.8 million, an increase of $1.4 million over the $31.4 million of deferred revenues reported in the first quarter of 2007, and a 36% increase over the $24.1 million reported at the end of Q2 2006. The Q2 2007 deferred revenue balance of $32.8m includes $24.5m in short term and $8.3m in long term, compared to $17.5m short term and $13.9m long term included in the Q1 07 deferred revenue balance. The increase in short term balance, which represents revenue the Company expects to recognize during the next 12 months, reflects our expectation that we will complete deliverables for some of our customers and expect to recognize as revenues $24.5m over the next 12 months. In the near term our deferred revenue is growing at a higher rate than our deferred costs, which correlates to improved margin longer term, but that also means we are recognizing more costs in the short term, which impacts near-term profitability.
     Adjusted EBITDA before unusual items for the second quarter of 2007 was a loss of $1.1m, compared to a profit of $400K in Q2 06, reflecting higher expenses of $2.1m partially offset by increased revenues of $600K. The increase in expenses is primarily related to higher headcount and subcontractor expenses of $3.2m partially offset by savings of $1.2m related to the termination of our NASCAR application contract and the sale of our betting and gaming business in Q4 06. Headcount at the end of Q2 2007 was 513 compared to 466 at the end of Q2 06. The increase was required to fulfill commitments associated with new contracts and does not directly correspond with recognized revenues. I want to point out that going forward we expect to limit the needs for new staffing as a result of our new organizational changes, which Alan will provide more details on shortly.
     Net loss for the second quarter 2007 was $4.9 million, or four cents per share, compared to a net loss of $2.5m or two cents a share a year ago. The increase in loss of $2.4m compared to Q2 06 is primarily due to lower Adjusted EBITDA of $1.5m, higher tax expenses of $500K and higher depreciation and share based compensation expenses of $400K.
     Our balance sheet and financial position remain strong. Our cash portfolio as of June 30, 2007 was $74.1 million, compared to $71.8 million at March 31, 2007, primarily reflecting improved working capital management. Cash generated from operating activities was $4.8m for the first six months of 2007 compared with $1.6m for the six months ended June 30, 2006.
     Let’s turn now to our outlook for 2007 and I would like to provide you with an update on our guidance. I am happy to say that we can reconfirm the guidance we gave last quarter.
•	We continue to believe our full-year 2007 billings will be in the range of $117 to $122 million. The mid-point of that range represents approximately 15% growth over 2006 billings of $105 million.

•	Our guidance on GAAP revenues remains between $105 to $115 million for full-year 2007,

•	As for net income, we are continuing to expect a $4 to $10 million improvement over full-year 2006 levels. The high end of that range would put us close to break-even for the year, and we expect further net income improvement in 2008.
     With that, I’ll turn the call over to Alan.
     Alan Guggenheim — OpenTV Corp. — President, CEO

     Thank you Shum and welcome everybody. While our results for the second quarter were generally consistent with our budget, they do not reflect the underlying trend for the year nor do they reflect our expectations for OpenTV as we implement our strategy. Given the progress we have made in our analysis and initiatives, we remain comfortable with the guidance we have provided for the calendar year 2007.
     On some levels our performance is showing improvement, including cash generation — as Shum noted OpenTV has generated $4.8 million in operating cash flow in the first half of the year, compared with $3 million for the entire year 2006 and $1.6 million for the first half. However, all of these facts aside, the revenue and profit results clearly need further improvement. While the second and third quarters are typically slower periods for our set-top box revenues, our results also reflect a higher cost of services, which is a function of the way we currently sell, build and deliver our products. These results confirm our analysis of OpenTV’s business and operations, and therefore support our view that our business plan for improving OpenTV’s profitability and growth potential is on the right track.
     I will focus my comments today on our new business plan, and on how we see the positioning of the company and the opportunities in the global market for advanced television technologies. My remarks will be somewhat longer this quarter because I think the market has been asking for more details and visibility on our business plan to deliver sustained growth and profitability.
     As I discussed last quarter, our objective is to be the leading provider of solutions for media convergence experiences. This is a very exciting time to be in this market and it is an ideal time to strengthen OpenTV’s positioning and organization. In many ways, the media market is catching up with beliefs that OpenTV has held for a long time. As recently as a few months ago, some questioned whether middleware had a valid role in a converging media industry, but those questions are no longer asked. Consumers want more capable devices, with advanced features that they can use anytime and anywhere. They want more control and are getting used to more powerful and intelligent devices. Our software is thus becoming an integral and necessary part of powering that experience, and OpenTV, by virtue of being in more set-top boxes containing middleware than anyone else in the world, is in a great position for the digital transition.
     But a great position won’t last if we cannot execute. Since my arrival as CEO in March of this year, we have done a significant amount of analysis of how our company operates, how we interact with our customers and partners, how we pursue new business, and how we build and deliver products and solutions. We have made some important decisions in the last couple of months, and we have started to implement them. As we do so, we are also performing rigorous cost analysis to better understand how we can make the company profitable on a sustained and growing basis.
     We want to be a market-driven company that builds great products, sells solutions to its customers, and manages projects efficiently, both to optimize the customer experience and improve our own performance. A major first step toward these objectives was the implementation of our new organizational structure, which was announced internally in July. We now have a retooled executive team and structure that is designed to improve the performance of OpenTV and to reduce the redundancy of tasks in different regions. Additionally, we have significantly streamlined our reporting structure by eliminating 8 reporting units, which I believe will help the company become more focused and efficient.
     Let me take a moment now to highlight a few of the key functional areas and give you some color on how we are approaching our business plan.
     We now have one global sales team under the leadership of Mike Ivanchenko. The team’s mission is to sell complete, end-to-end solutions including middleware, advertising and participation products, as opposed to our prior product, market and regional approach. We have also organized the team to better serve and leverage relationships with key global customers. One key change in focus for this company will be our concerted efforts on improving the time to market of the solutions we offer. This will be a big selling message that we believe will be well-received by our customers and partners. We intend to bring to network operators and broadcasters technological and business solutions that add more value rather than serve as just a technology supplier to the set top box vendors selected by the network operators.
     Our market development team, led by Tracy Geist, has assumed full responsibility for all product lines and all markets we are targeting. Whereas before OpenTV was almost solely focused on pay TV, initially on satellite and then on cable, we are devoting more attention to opportunities for digital terrestrial, IPTV (hybrid as well as telco), and mobile. This group is also re-orienting the company’s focus away from customized projects and directed more towards utilizing standardized products in the solutions we build for our customers. OpenTV expects to continue to be the market leader by supplying middleware and interactivity to network operators active in DTH and cable. We will also expand our footprint to DTT, IPTV and mobile TV with existing and new clients.
     This is an important shift in philosophy for OpenTV that cannot be overstated. While many of our current relationships with larger customers hold significant opportunity for growth in the years ahead, we also need to focus on getting the best near term result for OpenTV and our customers. We will use the opportunity afforded by the introduction of new solutions, applications and technologies to offer our clients new contractual conditions that will better align the long-term interests of our clients with those of OpenTV and our shareholders.
     A third key team we have created is our customer operations team under Ben Bennett, which is in charge of delivering and supporting our solutions. Our analyses suggest that there is significant opportunity to reduce our cost of sales over time through achieving identifiable economies and synergies in the way we deliver our solutions, and in adopting a stricter quality assurance approach. An important part of this team will be a newly established Program Management Office. A PMO is critical in today’s world of complex software systems delivery, and it is an approach that OpenTV has never taken before. Efficiencies will come directly from better program management throughout the whole company.
     We have also elevated our “technology and architecture” group under the leadership of Joel Zdepski, a veteran of OpenTV’s intellectual property efforts who is well-recognized in the industry. His team is charged with rekindling our creativity and renewing our focus on the generation, management and protection of our IP assets, which has been one of this company’s key strengths historically. In addition, this team will play an important role in ensuring our products are architected to deliver key solutions to the market, as well as in pre-sales interaction with our customers to define what those solutions are and the best approach to deploying them.
     We have also reinvigorated our engineering group, under the leadership of Sid Gregory, as a global team that manages under one leader all of our resources regardless of what products or regions they were previously attached to. This will help us deliver to our product roadmap more effectively by enabling us to utilize the best resources. OpenTV has traditionally approached its customers with an emphasis on customized solutions. We want to retain the spirit of creativity and high technological expertise, but instill the discipline of standard platforms. I have had many meetings with customers and partners in my tenure so far, and I am pleased with the support we have received for this concept. It means we will deliver more efficiently, faster and at lower cost for us and the customer.
     As I look at our new organization, I am confident that we now have the structure we need to execute our strategy. The team is already functioning well and is unified in the worldwide vision for OpenTV. I will spend a few moments on our business plan since it includes a refinement of views on the markets we serve, our positioning in these markets, and our strategic goals.
     We are attacking three key opportunities: middleware, participation television, and advertising. In middleware, which currently contributes approximately 80 percent of our revenues, OpenTV is the global leader. Over 92 million copies of our software have been shipped and we hold an approximate 60 percent market share of STBs with middleware. Recently we have brought on board two important new clients: Casema and a satellite operator in India. Casema operates in the Netherlands, one of Europe’s most densely populated cable markets, and has been a clear innovator in standardizing the European cable market and rolling out advanced services. Casema serves 1.4 million subscribers today and this base is expected to increase to over 3 million after the completion of announced acquisitions. We look forward to sharing more about the new client in India as we move forward. This is our second client in India, and the market is a tremendous growth opportunity for us that we believe will reinforce our strong positioning in Asia Pacific.
     Industry revenues from middleware products are expected to grow 15-25 percent per year in the future, up from the current 10-15 percent range. Although we believe much of our growth will come from existing deals, we are of course focused on developing new business and sustaining our growth far into the future. That means capitalizing on the demand opportunity that is coming from operators of all sizes, all over the world, and on multiple platforms.

     As we look out over the next two to three years, the remaining 15-20 percent of our revenues is expected to be contributed by our participation and advertising solutions. Participation television is an area that is developing quickly and is showing a lot of promise. Last quarter I discussed our work with NBC Universal and Mojo Media as well as our signing of Active Loop in Norway. More recently we have helped Mojo launch a new show format on a major broadcast station in the Philippines, and have just this week finalized negotiations on an exciting new deal with a major Israeli broadcaster to launch what we think might be the first synchronized two-screen over mobile application in the world. Viewers of a popular primetime program will be able to play along using their mobile as they watch the live broadcast, on their TV, with the ability to participate in quiz applications, access information about the program and contestants, and interact with commercials broadcast during the program. Applications such as this are why we believe OpenTV Participate enjoys intriguing opportunities, and we are further developing our business plan for this offering. To date, Participate has been a true entrepreneurial venture within OpenTV, but now it is ready for integration into our worldwide organization. We will share more on its development as we move forward.
     In advertising we are undertaking a strategic review in the upcoming months to ensure that our advertising solutions meet the objectives of advertisers, programmers and operators around the world. Our positioning has historically been built around 3 core capabilities: interactive; inventory management; and targeted advertising. Our interactive technology is bundled with our middleware and resides already on a large number of set-top boxes across our customer base. Customers like EchoStar’s DISH Network and BSkyB are utilizing this capability and it is showing good results. Revenues specific to interactive advertising are not material to us today, but the offering is attractive and it strategically differentiates our middleware. We think it is a good source of growth opportunity as customers expand the functionality of their boxes moving forward and as the platform continues to expand its reach.
     In inventory management we hold the leading share in the US cable market, which represents about $6 billion in local ad spending. As many of you know, we have two offerings in this market, both acquired over the years, and we serve most of the major US operators including Comcast Spotlight, Time Warner and Charter. One area of savings for us will be to move to one offering by transitioning customers over time to our OpenTV Eclipse platform. We will then complete development of a new and improved version of this platform, known as Eclipse+, which will be offered as a standard solution with support for advanced advertising features, such as targeted advertising, but also with full support for international markets.
     The inventory management business has mostly been viewed as a strategic pathway to getting customers to adopt our targeted advertising technology. As I outlined last quarter, we see this as a significant global market opportunity, not just a US cable business. However, in order to capture it we need to bring to the marketplace an offering that scales appropriately both for our clients, who need a bandwidth efficient solution for targeted ads, and for OpenTV, which needs to demonstrate a capability to deliver a compelling solution over multiple platforms to operators of all sizes around the world. We have a lot of valuable intellectual property in this area, but our current SpotOn technology offering today is still in prototype form. We are looking at our SpotOn technology and other technologies to identify a cost-effective targeted advertising solution that is scalable on a global basis. This analysis will be part of our overall strategic review of our advertising solutions.
     Many of you who know us well will ask what these comments may mean in relation to our ongoing Liberate litigation and related settlement talks with Double C Technologies. As we mentioned previously, the judge in the case has referred the parties to court-supervised mediation. We look forward to presenting our case before the mediator on October 1. The mediator has instructed the parties to exchange settlement proposals before that date, and we are currently preparing our proposal. We need to let the mediation process run its course before we comment further, but as we have said all along, all options are on the table for a fair settlement outside of litigation.
     In the meantime, we continue to do business with Comcast and Cox, who, as you know, are partners in Double C Technologies. We are currently in negotiations to renew and extend our inventory management deals with Comcast Spotlight, as well as our existing technology trials, and we certainly look forward to a productive and valued relationship with Comcast. However, as we review OpenTV’s overall approach to the advertising business, our ambitions must reflect a global view and our agreements with customers must generate acceptable returns for shareholders.

     Before I conclude my prepared remarks, I would like to take a moment and update you on our middleware activities with Time Warner. Our work with Time Warner, particularly over the last year, has come at a time of rapid technology development in their industry, and this period has also forced US cable operators to make adjustments to their schedules as they seek to deliver upgraded services to their customers. While this gives us an opportunity to deliver additional products to Time Warner, it means that the commercial launch timing will need to be pushed back to 2008. Big picture, this delay does not affect our near-term performance outlook, and I am pleased with the work our team is doing for Time Warner, and based on client feedback we believe that they are as well. It is a relationship that our new organization is putting a top priority on nurturing, and we will keep you updated on it. Meanwhile, another benefit of our work here is that our middleware is now running on Motorola set-top boxes, which may provide us additional opportunities in international markets where the presence of Motorola boxes is strong.
     In summary, our second quarter featured significant strategic progress, even if the P&L results were not up to the standard we are striving for. Our business plan and mission have come into focus. We have made very good headway with our analysis of the business and reorganization efforts. We now have a streamlined organization in place that I believe will deliver sustained, profitable growth. This team is excited and motivated and shares management’s vision. Operationally and financially, we continue to identify opportunities on both the revenue and cost sides of our business to improve performance and get us to profitability. Profitability is a goal shared by all of our top managers and in fact we are all incented to get OpenTV there. We will be providing more specifics about the opportunities and plans to improve performance. Meanwhile, we move forward as a strong company financially, with over $70 million in cash and no long-term debt.
     I want to end by saying that while we still have much to do, we are making great strategic and operational progress at OpenTV. We are focusing on our strengths, our opportunities, and our challenges. These are necessary steps to making OpenTV the growing, profitable company that it can and should be.
     Thank you, and now we will take your questions.